Exhibit 10.2

UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

COMPTROLLER OF THE CURRENCY

In the Matter of: U.S. Bank National Association Cincinnati, OH	) ) ) ) ) )	AA-EC-2018-84

STIPULATION AND CONSENT TO THE ISSUANCE

OF AN ORDER FOR A CIVIL MONEY PENALTY

WHEREAS, the Comptroller of the Currency of the United States of America (“Comptroller”), based upon information derived from the exercise of his regulatory and supervisory responsibilities, intends to initiate a civil money penalty proceeding against U.S. Bank National Association, Cincinnati, OH (“Bank”), pursuant to 12 U.S.C. § 1818(i), for the Bank’s violations of 12 U.S.C. § 1818(s) and its implementing regulation, 12 C.F.R. § 21.21, 12 C.F.R. § 21.11, and 31 U.S.C. § 5318(i) and its implementing regulation, 31 C.F.R. § 1010.610;

WHEREAS, in the interest of cooperation and to avoid additional costs associated with administrative and judicial proceedings with respect to the above matter, the Bank, through its duly elected and acting Board of Directors (“Board”), has agreed to execute this Stipulation and Consent to the Issuance of a Civil Money Penalty (“Stipulation”), that is accepted by the Comptroller, through his duly authorized representative;

NOW, THEREFORE, in consideration of the above premises, it is stipulated by the Bank that:

ARTICLE I

JURISDICTION

(1) The Bank is a national banking association chartered and examined by the Comptroller pursuant to the National Bank Act of 1864, as amended, 12 U.S.C. § 1 et seq.

(2) The Comptroller is “the appropriate Federal banking agency” regarding the Bank pursuant to 12 U.S.C. §§ 1813(q) and
1818(i).

(3) The Bank is an “insured depository institution” within the meaning of 12 U.S.C. § 1818(i).

ARTICLE II

CONSENT

(1) The Bank, without admitting or denying any wrongdoing, consents and agrees to issuance of the accompanying Consent Order for a Civil Money Penalty (“Consent Order”) by the Comptroller.

(2) The terms and provisions of the Consent Order apply to the Bank and all of its subsidiaries, even though those subsidiaries are not named as parties to the Consent Order.

(3) The Bank consents and agrees that the Consent Order shall be deemed an “order issued with the consent of the depository institution” pursuant to 12 U.S.C. § 1818(h)(2), and consents and agrees that the Consent Order shall become effective upon its execution by the Comptroller through his authorized representative, and shall be fully enforceable by the Comptroller pursuant to 12 U.S.C. § 1818(i).

(4) Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(i), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.

(5) The Bank declares that no separate promise or inducement of any kind has been made by the Comptroller, or by his agents or employees, to cause or induce the Bank to consent to the issuance of the Consent Order and/or execute this Stipulation.

(6) The Bank expressly acknowledges that no officer or employee of the Comptroller has statutory or other authority to bind the United States, the United States Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.

(7) The Consent Order constitutes a settlement of the civil money penalty proceeding against the Bank contemplated by the Comptroller, based on the practices and violations described in the Comptroller’s Findings set forth in Article I of the Consent Order. The Comptroller releases and discharges the Bank from all potential liability for a civil money penalty that has been or might have been asserted by the Comptroller based on the practices and violations described in Article I of the Consent Order, to the extent known to the Comptroller as of the effective date of the Consent Order. Nothing in this Stipulation or the Consent Order, however, shall prevent the Comptroller from:

(a)	instituting enforcement actions other than a civil money penalty against the Bank based on the findings set forth in Article I of the Consent Order;

(b)	instituting enforcement actions against the Bank based on any other findings;

(c)	instituting enforcement actions against the Bank’s institution-affiliated parties based on the findings set forth in Article I of the Consent Order, or any other findings; or

(d)	utilizing the findings set forth in Article I of the Consent Order in future enforcement actions against the Bank or its institution-affiliated parties to establish a pattern or the continuation of a pattern.

Further, nothing in this Stipulation or the Consent Order shall affect any right of the Comptroller to determine and ensure compliance with the terms and provisions of this Stipulation or the Consent Order.

ARTICLE III

WAIVERS

(1) The Bank, by executing this Stipulation and consenting to the Consent Order, waives:

(a)	Any and all rights to the issuance of a Notice of Charges pursuant to 12 U.S.C. § 1818(i);

(b)	Any and all procedural rights available in connection with the issuance of the Consent Order;

(c)	Any and all rights to a hearing and a final agency decision pursuant to 12 U.S.C. § 1818(i), 12 C.F.R. Part 19;

(d)	Any and all rights to seek any type of administrative or judicial review of the Consent Order;

(e)	Any and all claims for fees, costs or expenses against the Comptroller, or any of his agents or employees, related in any way to this enforcement matter or the Consent Order, whether arising under common law or under the terms of any statute, including, but not limited to, the Equal Access to Justice Act, 5 U.S.C. § 504 and 28 U.S.C. § 2412;

(f)	Any and all rights to assert this proceeding, this Stipulation, consent to the issuance of the Consent Order, and/or the issuance of the Consent Order, as the basis for a claim of double jeopardy in any pending or future proceeding brought by the United States Department of Justice or any other governmental entity; and

(g)	Any and all rights to challenge or contest the validity of the Consent Order.

ARTICLE IV

CLOSING

(1) The provisions of this Stipulation and the Consent Order shall not inhibit, estop, bar, or otherwise prevent the Comptroller from taking any other action affecting the Bank if, at any time, he deems it appropriate to do so to fulfill the responsibilities placed upon him by the several laws of the United States of America.

(2) Nothing in this Stipulation or the Consent Order shall preclude any proceedings brought by the Comptroller to enforce the terms of the Consent Order, and nothing in this Stipulation or the Consent Order constitutes, nor shall the Bank contend that it constitutes, a release, discharge, compromise, settlement, dismissal, or resolution of any actions, or in any way affects any actions that may be or have been brought by any other representative of the United States or an agency thereof, including, without limitation, the United States Department of Justice.

(3) The terms of this Stipulation, including this paragraph, and of the Consent Order are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of U.S. Bank National Association, Cincinnati, OH, have hereunto set their hands on behalf of the Bank.

/s/ Jennie P. Carlson	2/13/2018
Jennie P. Carlson

/s/ Andrew Cecere	2/13/2018
Andrew Cecere

/s/ James L. Chosy	2/13/2018
James L. Chosy

/s/ Terrance R. Dolan	2/13/2018
Terrance R. Dolan

/s/ John R. Elmore	2/13/2018
John R. Elmore

/s/ Leslie V. Godridge	2/13/2018
Leslie V. Godridge

/s/ Gunjan Kedia	2/13/2018
Gunjan Kedia

/s/ James B. Kelligrew	2/13/2018
James B. Kelligrew

/s/ Shailesh M. Kotwal Shailesh M. Kotwal	2/13/2018

/s/ Karen S. Lynch	2/13/2018
Karen S. Lynch

/s/ P.W. (Bill) Parker	2/13/2018
P.W. (Bill) Parker

/s/ Katherine B. Quinn	2/13/2018
Katherine B. Quinn

/s/ Mark G. Runkel	2/13/2018
Mark G. Runkel

/s/ Jeffry H. von Gillern	2/13/2018
Jeffry H. von Gillern

/s/ Timothy A. Welsh	2/13/2018
Timothy A. Welsh

/s/ Scott W. Wine	2/13/2018
Scott W. Wine

Accepted by:

THE COMPTROLLER OF THE CURRENCY

/s/ Maryann H. Kennedy	February 13, 2018
Maryann H. Kennedy Deputy Comptroller Large Bank Supervision	Date

UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

COMPTROLLER OF THE CURRENCY

In the Matter of: U.S. Bank National Association Cincinnati, OH	) ) ) ) ) )	AA-EC-2018-84

CONSENT ORDER FOR A CIVIL MONEY PENALTY

The Comptroller of the Currency of the United States of America (“Comptroller”), through his national bank examiners and other staff of the Office of the Comptroller of the Currency (“OCC”), conducted examinations of U.S. Bank National Association, Cincinnati, OH (“Bank”). The OCC identified deficiencies in the Bank’s Bank Secrecy Act/anti-money laundering (“BSA/AML”) compliance program that resulted in violations of 12 U.S.C. § 1818(s) and its implementing regulation, 12 C.F.R. § 21.21, 12 C.F.R. § 21.11, and 31 U.S.C. § 5318(i) and its implementing regulation, 31 C.F.R. § 1010.610, and informed the Bank of the findings resulting from the examinations. The OCC issued a Consent Cease and Desist Order for the BSA/AML deficiencies on October 23, 2015 (“2015 Consent Order”).

The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a Stipulation and Consent to the Issuance of an Order for a Civil Money Penalty, dated February 13, 2018 that is accepted by the Comptroller (“Stipulation”). By this Stipulation, which is incorporated herein by reference, the Bank has consented to the issuance of this Consent Order for a Civil Money Penalty (“Order”) by the Comptroller. The Bank has undertaken corrective action, and is committed to taking all necessary and appropriate steps to remedy the deficiencies identified by the OCC and to enhance the Bank’s BSA/AML program.

ARTICLE I

COMPTROLLER’S FINDINGS

The Comptroller finds, and the Bank neither admits nor denies, the following:

(1) In the 2015 Consent Order, the Comptroller found that the Bank violated 12 U.S.C. § 1818(s) and its implementing regulation, 12 C.F.R. § 21.21 (BSA/AML compliance program), and 12 C.F.R. § 21.11 (suspicious activity report filings). Specifically, the 2015 Consent Order addressed the following conduct:

(a)	The Bank failed to adopt and implement a compliance program that adequately covered the required BSA/AML program elements due to an inadequate system of internal controls, ineffective independent testing, and inadequate training, and the Bank failed to file all necessary Suspicious Activity Reports (“SARs”) related to suspicious customer activity.

(b)	Some of the critical deficiencies in the elements of the Bank’s BSA/AML compliance program that resulted in a violation of 12 U.S.C. § 1818(s)(3)(A) and 12 C.F.R. § 21.21, included the following:

•	The Bank had an inadequate system of internal controls, ineffective independent testing, and inadequate training;

•	The Bank had systemic deficiencies in its transaction monitoring systems, which resulted in monitoring gaps. These systemic deficiencies included the capping, or limiting, of suspicious activity alerts based on staffing considerations, which resulted in a significant amount of unreported suspicious activity; and

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•	The Bank had systemic deficiencies in its customer due diligence processes.

(c)	The Bank failed to identify certain suspicious activity and file the necessary SARs concerning suspicious customer activities, in violation of 12 C.F.R. § 21.11.

(2) The Bank conducted look-backs pursuant to the 2015 Consent Order and, as a result, had to file additional SARs which constituted additional violations of 12 C.F.R. § 21.11.

(3) The Bank violated 31 U.S.C. § 5318(i) and its implementing regulation, 31 C.F.R. § 1010.610 (correspondent banking) for deficiencies in its wire transfer monitoring in its International Banking Group.

(4) Pursuant to the authority vested in him by the Federal Deposit Insurance Act, as amended, 12 U.S.C. § 1818, the Comptroller hereby ORDERS that:

ARTICLE II

ORDER FOR A CIVIL MONEY PENALTY

Pursuant to the authority vested in him by the Federal Deposit Insurance Act, 12 U.S.C. § 1818(i), the Comptroller orders, and the Bank consents to the following:

(1) The Bank shall make payment of a civil money penalty in the total amount of seventy-five million dollars ($75,000,000), which shall be paid upon the execution of this Order:

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(a)	If a check is the selected method of payment, the check shall be made payable to the Treasurer of the United States and shall be delivered to: Comptroller of the Currency, P.O. Box 979012, St. Louis, Missouri 63197-9000.

(b)	If a wire transfer is the selected method of payment, it shall be sent in accordance with instructions provided by the Comptroller.

(c)	The docket number of this case (AA-EC-2018-84) shall be entered on the payment document or wire confirmation and a photocopy of the payment document or confirmation of the wire transfer shall be sent immediately, by overnight delivery, to the Director of Enforcement and Compliance, Office of the Comptroller of the Currency, 400 7th Street, S.W., Washington, D.C. 20219.

(2) This Order shall be enforceable to the same extent and in the same manner as an effective and outstanding order that has been issued and has become final pursuant to 12 U.S.C. § 1818(h) and (i).

ARTICLE III

OTHER PROVISIONS

(1) This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818(i)(2), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.

(2) This Order constitutes a settlement of the civil money penalty proceeding against the Bank contemplated by the Comptroller, based on the practices and violations described in the Comptroller’s Findings set forth in Article I of this Order. The Comptroller releases and discharges the Bank from all potential liability for a civil money penalty that has been or might have been asserted by the Comptroller based on the practices and violations described in Article I of this Order, to the extent known to the Comptroller as of the effective date of this Order.

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Nothing in the Stipulation or this Order, however, shall prevent the Comptroller from:

(a)	instituting enforcement actions other than a civil money penalty against the Bank based on the findings set forth in Article I of this Order;

(b)	instituting enforcement actions against the Bank based on any other findings;

(c)	instituting enforcement actions against the Bank’s institution-affiliated parties based on the findings set forth in Article I of this Order, or any other findings; or

(d)	utilizing the findings set forth in Article I of this Order in future enforcement actions against the Bank or its institution-affiliated parties to establish a pattern or the continuation of a pattern.

Further, nothing in the Stipulation or this Order shall affect any right of the Comptroller to determine and ensure compliance with the terms and provisions of the Stipulation or this Order.

(3) The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements, or prior arrangements between the parties, whether oral or written.

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IT IS SO ORDERED, this 13th day of February 2018.

/s/ Maryann H. Kennedy
Maryann H. Kennedy Deputy Comptroller Large Bank Supervision

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